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                                                                     EXHIBIT 5.1

                                 July 7, 1995


Neurogen Corporation
35 Northeast Industrial Road
Branford, Connecticut  06405

                     Re:  Neurogen Corporation - Public
                          Offering of 2,500,000 Shares of
                          Common Stock
                          -------------------------------

Ladies and Gentlemen:

     We are acting as special counsel for Neurogen Corporation, a Delaware corporation (the "Company"), in connection with the proposed public offering of 2,500,000 shares of the Common Stock, par value $0.25 per share, of the Company (together with 375,000 shares subject to the Underwriters' over-allotment option and any additional shares of Common Stock which may be registered pursuant to Rule 462(b) under the Securities Act of 1933, as amended, the "Shares"). In connection with the proposed offering, the Company proposes to file a registration statement on Form S-3 (the "Registration Statement"), and may file an additional registration statement on Form S-3 to register Shares pursuant to Rule 462(b) (the "Abbreviated Registration Statement"), with the Securities and Exchange Commission for the purpose of registering the Shares under the Securities Act.

     As special counsel to the Company, we are familiar with the corporate proceedings taken by the Company in connection with the authorization and sale of the Shares and with the provisions of the proposed Underwriting Agreement between the Company and Smith Barney Inc., as representative of the several Underwriters, in accordance with which the sales of the Shares are to be made, in the form filed as an exhibit to the Registration Statement (the "Underwriting Agreement").

     We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed it necessary to
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require as a basis for the opinions hereinafter expressed.  In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement or Abbreviated Registration Statement.

     Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares have been duly authorized and, when certificates representing the Shares shall have been executed in facsimile by proper officers of the Company, authenticated by the transfer agent and registrar for the Shares, delivered to persons entitled thereto pursuant to the Underwriting Agreement in accordance with the terms thereof and paid for at the price specified therein, the Shares will have been legally and validly issued, fully paid and nonassessable.

     We hereby consent to the reference to us under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the Abbreviated Registration Statement.

     This opinion may be incorporated by reference into the Abbreviated Registration Statement.

                                     Very truly yours,


                                     MILBANK, TWEED, HADLEY & McCLOY

DBB/RBW